Exhibit 10.5

PIONEER BANK

TARGET INCENTIVE PLAN

ARTICLE I

Establishment, Purpose and Duration

1.1 Establishment. This Target Incentive Plan (the “Plan”) is adopted by Pioneer Bank (the “Bank”), effective as of January 1, 2018 (the “Effective Date”).

1.2 Purpose. The Plan seeks to provide participating personnel with incentives and motivation to stimulate the Bank’s profitability and growth while maintaining its safety and soundness. The plan also seeks to improve the ability of the Bank to attract and retain quality personnel, critical to its continued success.

1.3 Duration of this Plan. This Plan shall commence on the Effective Date, and shall remain in effect until terminated, modified or amended in accordance with Section 4.1 of the Plan.

ARTICLE II

Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 “Base Salary” means the Participant’s annual rate of base salary paid during each calendar year, excluding bonuses and other forms of variable income, fringe benefits, reimbursements, etc.

2.2 “Bonus Award” means an annual bonus paid as a cash lump sum under the Plan.

2.3 “Committee” means the Compensation Committee of the Board of Directors of the Bank or disinterred members of the Board of Directors of the Bank, as applicable.

2.4 “Eligible Employee” means executives of the Bank who are selected by the Committee, in its sole discretion, to participate in this Plan. Being selected to participate in this Plan for one Plan Year does not guarantee selection for participation in the Plan for any other Plan Year.

2.5 “Plan Year” means the calendar year.

2.6 “Participant” means an Eligible Employee who has been notified by the Committee in writing that he or she has been selected to participate in this Plan for the current Plan Year.

ARTICLE III

Annual Cash Bonuses

3.1 Bonus Award.

(a) Each Plan Year, the Committee shall set performance objectives pursuant to Section 3.2 for each Participant in writing in an Award Agreement, which shall be provided to each Participant and included as an exhibit to the Plan. If the performance objectives for the Participant are accomplished, the Participant shall receive a Bonus Award under the Plan equal to a designated percentage of the Participant’s Base Salary, as determined by the Committee in its sole discretion and set forth in the Participant’s Award Agreement.

(b) In addition to the attainment of the performance objectives set forth by the Committee for the Participant in the Award Agreement, payment of the Bonus Award is also contingent on the Participant’s and the Bank’s overall performance level being satisfactory, as determined by the Committee. The Committee shall have the final authority to determine whether the Bank and/or any Participant has satisfied these requirements.

3.2 Performance Objectives.

(a) Payment of Bonus Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by the Bank and/or Participant. The specific performance objectives are determined annually by the Committee, with input from the President and Chief Executive Officer, and are subject to change by the Committee, but generally include objective performance targets focused on financial performance, growth, asset quality, and risk management, including, but not limited to, return on average assets, net income margin, return on equity, loan production, asset quality, core deposit growth and subjective, discretionary performance targets, such as particular qualitative factors for each Participant, based on his or her duties for the Bank.

(b) Each performance objective shall specify levels of achievement of goals ranging from a minimum level of performance to a maximum level of performance, which can be satisfied incrementally between such achievement levels. Minimum level of performance is a level of performance deemed worthy of a Bonus Award. Maximum level of performance is a level of performance deemed outstanding performance.

(c) Each objective will be weighted based on priority as a percentage of the total Bonus Award payable to the Participant. The weight of each performance objective attributable to a Participant will be set forth in his or her Award Agreement.

3.3 Termination of Employment. Unless otherwise determined by the Committee, a Participant who is not employed as of the payout date for his or her Bonus Award shall forfeit the Bonus Award.

3.4 Time of Payout. Except as provided in Article IV, no later than two and one half (2 ½) months after the close of the Plan Year (i.e., by the March 15 that immediately follows the end of the Plan Year for which the performance is measured), the Bonus Award will be paid to the Participant in a cash lump sum, through regular payroll practices, including all applicable withholdings. Bonus Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4). The Chief Financial Officer of the Bank shall calculate the Bonus Awards for the Participants, which shall be certified by the Committee.

ARTICLE IV

Amendments and Termination

4.1 Right to Amend or Terminate. The Committee may amend or terminate this Plan at any time without the consent of any Participants, provided, however, that the Committee may not reduce the amount of the Bonus Award already earned by any Participant in any Plan Year without the Participant’s consent.

ARTICLE V

Miscellaneous

5.1 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.

5.2 Non-Transferability. Bonus Awards under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

5.3 Applicable Law. The Plan and all rights hereunder will be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

5.4 Entire Agreement. This Plan constitutes the entire agreement between the Bank and each Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

5.5 Administration. The Committee shall have powers which are necessary to administer this Plan, including but not limited to:

(a) Interpreting the provisions of the Plan;

(b) Determine the persons eligible to participate in the Plan;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank has executed this Plan on the date set forth below.

PIONEER BANK

By: ________________________________

Date: ________________________________